                                                                     Exhibit 3.1

MASTELLONE HERMANOS S.A.
CONSOLIDATED TEXT OF BYLAWS

NAME. SECTION ONE: As a result of the change in its form of organization, the general partnership [sociedad colectiva] organized under the name "MASTELLONE
HERMANOS" shall continue business as a corporation [sociedad anonima] named
"MASTELLONE HERMANOS SOCIEDAD ANONIMA". REGISTERED OFFICE. SECTION TWO: The
company, which during the time it was organized as a general partnership had its registered office in Cuartel Quinto, Partido de General Rodriguez, Province of
Buenos Aires, shall continue business in Buenos Aires, capital city of the
Republic of Argentina. The Board of Directors may establish branches and agencies or any other kind of representative offices within or without
Argentina, whether or not allocating a specific capital thereto. DURATION.
SECTION THREE: The company's duration is ninety-nine years from November, 5,
1961, when it was registered as a general partnership with Registro Publico de
Comercio [Argentine public registry of trade]. The term of duration may be reduced or extended by resolution passed at a special general meeting of shareholders. PURPOSES. SECTION FOUR: The company's purposes are as follows:
Sale, distribution, transportation, and industrial processing, in its own name or on behalf of, or in association with, third parties - including all stages of production, processing, packaging, bottling, packing, export and import- of raw material, products and by-products of the food industry. Production, industrial processing and sale of containers of any kind and material as may be necessary to pack the products mentioned in the foregoing sentence. Establishment and operation of country farms, cattle ranches, and similar establishments to breed, raise and fatten livestock of any kind, and to sow, harvest and trade plant species typical of agricultural developments. Establishment and installation of dairy farms, and bird and hog breeding facilities. Trading. Import, and export, lease, consignment, distribution and sale of cooling and thermal insulating units for vehicles, and establishment of machine shops for the assembly and repair thereof. Manufacture, transformation and repairs, of any kind and nature, of vehicles, and vehicle bodies, cooling and thermal insulating units.
Manufacture, construction and assembly of boxcars. The company may carry out its trading and industrial activities using Argentine or foreign proprietary and third parties' patents. The company has full legal capacity to fulfill its corporate purpose, and may perform all such acts and legal transactions as are directly or indirectly related thereto, or a direct or indirect consequence thereof, or condition therefor. CAPITAL STOCK. SECTION FIVE: The company's capital stock is AR$409,902,378, divided into 235,720,372 non-endorsable, registered class "A" shares of common stock, with a par value of AR$1 each and one vote per share, and 174,182,006 non-endorsable, registered class "B" shares of common stock, with a par value of AR$1 each and five votes per share. The capital stock may only be changed by resolution of shareholders at a Special
General Meeting in which the quorum, whether the meeting is held on first or second call, shall be 72% of voting shares outstanding, and the resolution shall be passed by 72% of the aggregate votes attaching to voting shares outstanding.
Any change in capital stock shall further comply with applicable provisions related to the amendment of bylaws. ISSUANCE OF SHARES - PRE-EMPTIVE RIGHT.
SECTION SIX: Any issue of shares may be: a) Offered for subscription in cash; b)
Applied to the capitalization of approved dividends, released optional or extraordinary reserves, other than the statutory reserve; c) Applied to the capitalization of capital account adjustments; d) Delivered, released in payment of any goods or rights as may be acquired by the company, or in payment of past obligations.

In the event referred to in a) above, notice of issuance shall be published for three successive days in the Argentine Official Gazette and in a widely circulated newspaper in Argentina. Holders of shares of common stock shall have a pre-emptive right to subscribe the shares issued, ratably with their holdings, within 30 days following the last publication of notice. Upon expiration of that term, shareholders who shall have expressed their intent to subscribe, shall have an additional term of 15 calendar days, during which they may express their intent to exercise the residual pre-emptive right, in which event, if there is more than one shareholder in the same situation, the remaining shares shall be distributed among them, ratably with their respective holdings. If only one shareholder desires to exercise such right, such shareholder will be entitled to subscribe the full remaining balance of newly issued shares. In the events contemplated in b) and c), shares shall be delivered to shareholders, once released, in proportion to their respective holdings. In the event of d), the relevant resolution shall be adopted at a Special Meeting of Shareholders, whose agenda shall include the matter specifically, and involve the express waiver of pre-emptive rights, in accordance with the provisions of section 197 of
Argentine Act 19, 550. SHARES AND SECURITIES. SECTION SEVEN: If shares are not paid up upon subscription, the relevant subscriber shall receive non-endorsable provisional certificates in registered form, which may only be transferred upon prior approval by the Board of Directors. Notwithstanding said approval, the transferor and the transferee shall be jointly and severally liable for full payment of the unpaid balance. Upon full payment of the shares, provisional certificates will be exchanged for final share certificates of the relevant class. Default on payment of shares shall be deemed to exist by the mere passage of time, without further action or notice. In case of default, the Board of
Directors is entitled, pursuant to the provisions of section 193 of Argentine
Act 19,550 to: a) terminate the subscription agreement, whereby the subscriber shall lose the funds paid to the company; b) demand performance of the agreement through payment of the outstanding balance, plus interest accrued from the date the obligation fell due; c) sell the defaulted securities by public auction, in which case the company shall collect, from the proceeds thereof, the unpaid principal amount, interest accrued from the date of default and any related expenses. The remaining balance shall be delivered to the defaulting debtor. The interest rate applicable in b) and c) above shall be equal to the draft discount rate quoted by Banco de la Nacion Argentina. Provisional certificates and shares meet the requirements of section 211 of Argentine Act 19,550. Common and preferred shares may only be issued in book-entry form. The company shall acknowledge only one holder per share. If a share has more than one holder, its holders shall join in the exercise of the rights attaching thereto. SHARE
RIGHTS. SECTION EIGHT: Shares shall be common or preferred, issued in book entry form, registered and non-endorsable. Presently, common shares are class "A", entitling their holders to one vote per share, and class "B", entitling their holders to five votes per share. If the company should decide to apply for authorization to make a public offering of its shares, then, from the date such decision is adopted, the company may only issue common shares entitling to one vote per share. Multiple-vote shares previously issued shall remain as such but shall entitle their holders to only one vote each for purposes of the special resolutions provided for in section 244 and 284 of Argentine Act 19,550.
Preferred shares may be issued with or without voting rights; provided, however that they shall always entitle their holders to one vote in the cases provided for in section 217 of Argentine Act 19,550. Economic privileges may consist in the acknowledgement of preferred dividends, or a preferred or additional share in profits, whether cumulative or not, a fixed amount, or in the event of liquidation, a preferred share in the distribution of capital. All shares shall be issued at

par, provided that shareholders may, at a Special General Meeting, establish a premium which, after deduction of issuance expenses, shall be allocated to a special reserve. CONVERSION. SECTION NINE: If the company should apply for authorization to make a public offering of its shares then, from the date it is effectively authorized to do so, whether in local or foreign markets, any holder of Class B shares willing to transfer any or all of its shares to third parties through Bolsa de Comercio or any other Argentine or foreign entity authorized to take part in the public offering of the securities shall first request to the company the conversion of the Class B shares intended to be sold into class A shares. The Board of Directors is hereby expressly authorized to make such conversion upon request, and shall make it within 72 hours thereof, in a manner such that any shares transferred with the participation of said markets shall be exclusively Class A shares. DEBENTURES. SECTION TEN: Debentures and/or corporate bonds [obligaciones negociables] may be issued in accordance with applicable legal provisions by resolution adopted at a Special General Meeting of
Shareholders. BOARD OF DIRECTORS: SECTION ELEVEN: The Board of Directors shall consist of such number of members as may be determined at a Meeting of
Shareholders, between a minimum of three and a maximum of ten directors, who will hold office for three fiscal years. The Board of Directors may be indefinitely reelected, in whole or in part. Shareholders may also appoint an equal number of alternates, who will substitute for regular directors in the event of absence, death, or incapacity, in their order of election. Shareholders shall appoint one Chairman, one Vice-chairman and determine the order number of the other members. The Vice-chairman shall substitute for the Chairman in the event of absence, death or inability, the other members of the Board shall substitute for the Vice-Chairman and successively among them, according to their order number. Alternate directors, if any, shall join the Board with the last order number. The Board of Directors shall hold at least one meeting every three months. It shall keep a minutes book to enter record of all business transacted and resolutions adopted at its meetings. Minutes shall be signed by all directors present at the meeting. At any meeting of Directors, an absolute majority of its members shall constitute a quorum and resolutions shall be validly passed thereat by a majority of Directors present. In the event of equality of votes, the Chairman shall have a casting vote. Any director may be represented at any meeting of the Board by another director, through a proxy, without prejudice to the survival of the principal's liability and without the principal being considered in attendance for quorum purposes. Each director, as security for the faithful performance of his/her duties, shall deposit ten thousand Pesos with the company's treasury, in cash -in domestic or foreign currency at the official rate of exchange at the time the security is created-, or its equivalent in principal amount of government bonds. The compensation payable to the Board of Directors shall be determined by resolution of shareholders, who may establish in advance of each fiscal year the monthly compensation to be received by each director. On the basis of the total compensation determined by resolution of shareholders, the Board of Directors itself shall determine the amount payable to each of its members, without prejudice to such compensation for special tasks or technical and administrative duties as shareholders may determine to be payable to directors. POWERS AND
DUTIES OF THE BOARD OF DIRECTORS. SECTION TWELVE. The Board of Directors shall have the following powers and duties: a) To act as legal representative of the company, through the Chairman, who shall be the only person authorized to sign in the name of the company, without prejudice to any powers of attorney as may be granted; b) To manage the business and affairs of the company, to which end it has full power and authority to perform such acts and make such business arrangements as are necessary for, or

incidental to, the fulfillment of the corporate purpose, including those acts as are required to be performed under a special power of attorney, pursuant to section 1881 of the Civil Code and section 9 of Executive Order No. 5965/63; c)
To appoint and terminate employees and general or special managers, to grant general or special powers of attorney to act before any private or public entity, or in legal proceedings, including powers of attorney to file criminal actions and to examine and be cross-examined. Any of these powers and duties may be delegated to any member of the Board of Directors, in which case the special compensation payable in consideration therefor shall be determined by resolution of shareholders; d) To transact business with public or private sector credit institutions, with the following banks: Central de la Republica Argentina, de la
Nacion Argentina, de la Provincia de Buenos Aires, Nacional de Desarrollo,
Hipotecario Nacional and any other Argentine or foreign banks, whether public or private. To such end, the Board of Directors may conduct any banking or credit transaction, draw checks, notes and bills of exchange, conduct documentary credit transactions, in Argentine and foreign markets, subject only to such limitations as may be imposed by applicable regulations; d) To distribute interim dividends under the provisions of paragraph two, section 224 of
Argentine Act 19,550; f) To perform any and all other acts provided for in these
Bylaws and applicable legal provisions, without limitations other than those imposed by law and the company's purposes; g) In addition to the duties inherent to the office, the Chairman of the Board shall be the company's general manager.
The Chairman's compensation for his/her duties as general manager shall be determined by resolution of shareholders in accordance with paragraph four, section 261 of Argentine Act 19,550. AUDIT. SECTION THIRTEEN: The company's business and affairs shall be audited by an Audit Committee consisting of three
(3) Regular Statutory Auditors and three (3) Alternate Statutory Auditors, who will be elected for one fiscal year at a General Meeting of Shareholders. The
Audit Committee shall have the powers and duties set forth in the Argentine
Business Act, and the compensation of its members shall be determined by resolution of shareholders. Common shares shall entitle its holders to only one vote for the election of members of the Audit Committee. Its resolutions shall be passed by an absolute majority of its members. A Book of Minutes of the
Meetings of the Audit Committee shall be kept to enter record of all proceedings and resolutions passed. The compensation of Statutory Auditors shall be determined by resolution of shareholders, who may establish in advance of each fiscal year the monthly compensation payable to each of them. MEETINGS - NOTICE.
SECTION FOURTEEN: Meetings shall be General or Special depending on the business to be transacted thereat, in accordance with the provisions of Sections 234 and
235 of Argentine Act 19,550. Meetings shall be called by the Board of Directors or the Audit Committee, as the case may be. Upon a request of shareholders holding in the aggregate 5% of the Capital Stock, the Board of Directors shall call a meeting to be held within forty days thereafter, for the purpose of discussing the matters included in the relevant request as well as any other matter as may be deemed convenient. If shareholders representing 100% of the
Capital Stock are present at a Meeting of Shareholders, and resolutions are adopted unanimously, publication of notice of meeting shall not be required.
Otherwise, the notice of meeting shall be published for five days, at least ten days in advance of the date scheduled therefor, in the Argentine Official
Gazette and in a widely circulated newspaper in Argentina, for first calls, and for three days, at least eight days in advance, for second calls. A meeting of shareholders to be held on second call due to lack of quorum shall be held within thirty days after the date scheduled for the meeting on the first call.
QUORUM AND RESOLUTIONS. SECTION FIFTEEN: The presence of shareholders holding fifty percent plus one share of all subscribed voting shares shall constitute a quorum at a General Meeting on first call. General Meetings on second call shall have a quorum whatever the number of voting shares present.
The presence of shareholders holding 60% of the subscribed voting shares shall constitute a quorum at a Special Meeting on first call. Special Meetings on second call shall have a quorum with the presence of shareholders holding, in the aggregate, 50% of subscribed voting shares. Resolutions shall be adopted by a majority of votes, except that: a) resolutions concerning the special matters provided for in section 244 of Argentine Act 19,550 require the affirmative vote of 62% of subscribed voting shares, without application of multiple voting of shares, and irrespective of whether the meeting is held on first or second call.
b) For amendments to section Five (Capital Stock) and/or Nine (Conversion)
and/or Fifteen (Quorum and Resolutions) and/or Seventeen (Use of Realized and
Liquid Profits), the special meeting of shareholders, whether held on first or second call, shall have a quorum only if 72% of voting and outstanding shares are present, and resolutions thereat shall be passed by no less than 72% of the voting power carried by all shares outstanding. CHAIRMAN. REPRESENTATION.
SECTION SIXTEEN: Meetings of Shareholders shall be chaired by the Chairman of the Board, or in the absence of the latter, by the appropriate substitute therefor in such body. If no Director is present at a meeting, the chairman shall be appointed by resolution of a majority of votes present. Any shareholder may appoint any person to act as his/her proxy at a meeting of shareholders, which capacity may be evidenced by a private instrument bearing the shareholder's signature, certified by a court officer, a notary public or a bank. FISCAL YEAR. SECTION SEVENTEEN: The company's fiscal year shall end on
December 31 of each year, as of which date financial statements shall be prepared in accordance with applicable regulations and technical standards. The fiscal year end date may be changed by resolution of shareholders, which shall be filed with Registro Publico de Comercio, and notified to the Control
Authority. Liquid and realized profits shall be applied as follows: a) 5%
thereof, up to an amount equal to 20% of the subscribed capital, to the statutory reserve fund; b) to compensation of Directors and Statutory Auditors;
c) to distribution of dividends on preferred shares, subject to priority of unpaid accrued dividends; d) 50% of the remaining balance, to cash dividends payable on common stock; e) Finally, the remaining balance, in whole or in part, to additional share in profits of preferred shares and additional distribution of dividends on common shares, or to an optional allowance or reserve fund, or to a new account, or to such other purpose as may be determined at a meeting of shareholders. Dividends shall be distributed in proportion to the amounts respectively paid up on shares, within one year of declaration thereof.
Unclaimed dividends shall revert to the company after three years from the date they were made available to shareholders. LIQUIDATION. SECTION EIGHTEEN: The liquidation will be carried out by the Board of Directors or a Liquidation
Committee appointed by resolution of shareholders. Any Liquidation Committee so appointed shall function in the manner prescribed in these Bylaws for the Board of Directors and shall have the same powers as the Board of Directors, provided they are incidental to their duties. After payment of liabilities and reimbursement of capital, any remaining balance shall be distributed among shareholders according to the preferences set forth in the foregoing section.
The final liquidation balance shall be published and filed with Registro Publico de Comercio.